Exhibit 99.2

COLLABRX, INC.

Moderator:  Thomas Mika
February 11, 2014
5:00 p.m. ET

Operator:	Good day, everyone. Welcome to the CollabRx Third Quarter Fiscal 2014 Financial Conference Call and Business Update. Today’s call is being recorded. Please note that a recording of this conference call will be made available two hours after the completion of the call and it will be available for one year via the Web, using the link referenced in company’s logistic announcement of January 31, 2014, the financial results press release of today as well as on the company’s Web site.

Please also note the important Safe Harbor statements that should be taken into consideration when listening to the comments that will made on this call.  Except for historically information matters discussed on this call are forward-looking statements.  Such forward-looking statements are subject to certain risks and uncertainties, including but not limited to industry conditions, economic conditions, acceptance of new technology, the growth of target markets as well as other risks.

Actual operations and financial results may differ materially from the company’s expectations as a result of these factors or unanticipated events.  Specifically, we refer you to the risks and uncertainties as set forth in the company’s periodic filings with the Securities and Exchange Commission.

At this time, I would like to turn the call over to Mr. Thomas Mika, CollabRx's Chairman and CEO.  Please go ahead, Mr. Mika.

Thomas Mika:	Thank you. Good afternoon and welcome to CollabRx's third quarter fiscal 2014 investor conference call. Luisa Fonseca, our Corporate Controller will be covering the financial portion of this call and she will turn it back to me for the business update. Following my review of the quarter, we will open up the call for questions. I’ve asked Gavin Gordon, Vice President of Business Development and Strategic Alliances to join me during this call and to be available for the Q&A period at the end of my remarks.

We continued to make significant progress towards our goal of technology content and market leadership in the data analytic space in genomic medicine and oncology.  We announced an agreement with Quest Diagnostics, the largest diagnostic company in the world for our Genetic Variant Annotation service that we launched officially in our second quarter of this fiscal year and we entered into two agreements with a highly innovative specialty lab, Cynvenio Biosystems, for both,our GVA service and our Web based Breast Cancer Therapy Finder for patients.  I will be addressing all of these agreements and progress on other fronts, after Luisa reviews the financial results for the quarter.  Luisa?

Luisa Fonseca:	Thank you, Tom. CollabRx acquired a total of $56,000 of revenue for the third fiscal quarter of the current year. While lower than the previous three quarters, each of which came in about $250,000. The type of revenue generated this quarter represented an important milestone that Tom will discuss further in this call.

Because of the falloff in revenue compared to prior quarter, gross margins were negatively affected coming in at a minus 86 percent compared to our normal range of above positive 90 percent.  COGS included our expenses to fully prepare for and integrate our service with Quest Diagnostics.

Operating expenses totaled $973,000 for the quarter of which, $815,000 was cash.  This compares to $1,105,000 in the immediately preceding quarter of this fiscal year, with cash expenses during the prior quarter of $953,000.  However, this quarter-to-quarter reduction was offset by classification of some operating expenses into COGS.

Our expenses have reliably been in the $900,000 to $1.1 million range.  The operating loss for the third quarter was $1,021,000 compared to an operating loss of $872,000 in the second quarter.  Our net loss from continuing operations was $1,004,000 or $0.51 per share compared to a loss of $836,000 or $0.43 per share in the prior quarter.

Intangible assets and goodwill related to the acquisitions are notable assets on our balance sheet.  These assets are reduced in value either through amortization or impairment.  Our current liabilities $361,000 are primarily accounts payable.

The deferred tax liability of $520,000 is reduced through amortization of approximately $20,000 per quarter no effect on cash.  The only significant liability otherwise is a promissory note due back to the sellers in the amount of $500,000, plus accrued interest of $8,000.

We ended the quarter with $2.4 million in cash and cash equivalents, compared to $2.8 million in cash and cash equivalents at the end of the prior quarter and $4 million at the end of March 31, 2013, which was the end of our last fiscal year.

CollabRx's total shares outstanding are just over 2 million, and fully diluted, are approximately 2.9 million.  The 800,000 shares not yet counted in our TSO include approximately 100,000 non-priced protected warrants and approximately 700,000 shares in the form of options or RSUs held by employees, Board members and consultants.

I will now turn the call back to Tom Mika, CollabRx's Chairman and CEO for a discussion of the strategic and tactical aspects of our business.

Thomas Mika:	Thank you, Luisa. Although our revenues were somewhat off this quarter, the character of our revenues changed in a positive direction. We are moving fee per service to recurring revenue. It's in small amounts, but it represents the beginning of what we have been preparing for the past 12 months.

In the past three quarters, our revenue was exclusively fee-for-service from Life Technologies, which was good, because it gave us some of the funding needed for us to build out a fully functioning industrialized platform for providing interpretations of next generation sequencing test results coming from any large diagnostic lab.

I am confident that we are now the leading third-party provider of this type of therapy-directed interpretation of test results at scale in the field of oncology.  Although it came after the end of the second quarter, I spoke about our agreement with Quest Diagnostics in detail in the last conference call.

We have been working on integrating Quest Diagnostics systems with our own GVA and are receiving live test samples from them.  This has been a great relationship between our two companies and we look forward to a long and productive partnership, not only in oncology, but in other areas that are informed by genetic medicine.

Quest Diagnostics asked CollabRx to integrate its testing facilities with our Genetic Variant Annotation service that we launched officially in August of last year, directed at the clinical laboratory market.  Broadly, the market for our GVA service includes customers that are referenced laboratories, hospital laboratories, research institutions and laboratories within academic medical centers.

The GVA service provides a fully automated and scalable medical infomatics solution that seamlessly pairs the results of genetic sequencing test with clinically actionable and dynamically updated knowledge that can be used to inform patient treatment planning.

CollabRx pulls all the information together in one report that supports this decision making process and delivers it to the testing lab through the GVA service.  The testing lab incorporates additional information and sends a report back to the ordering physician who then determines based on the particular situation and patient history what treatment or therapy is appropriate for that patient. So there is a test, a test result and in many cases an associated therapy.

Any diagnostic company entering this space has a make or buy decision with respect to the medical infomatics aspects of their testing workflow, including importantly for CollabRx the medical data and knowledge that informs the basis for interpreting the test result.

I have stressed several times that these prospective customers are either just entering the market or thinking about entering the market for NGS-based diagnostic test on oncology.  I have cautioned investors in the past that our revenue generation will be bumpy and not very predictable for several quarters to come.

Although, the revenue is small this quarter, we have to start somewhere and we have.  We are now beginning to see the revenue that is related to actual live test coming through our system.  This is the recurring revenue that we have been expecting and which will drive our revenue growth in the future.  We expect this to continue to grow as more labs adopt NGS testing and oncology and see the benefit of using CollabRx for the base level interpretation of test results.

Analysts at top-tier investing banks have written extensively about the growing reliance on NGS testing as it transforms diagnostics worldwide.  From Goldman Sachs for example, "We see a steady increase in focus on the use of next generation sequencing technologies in clinical labs.  One regional noted a 50 percent year-on-year increase in oncology accessions , thanks to the recent launch of an in-house 35 gene NGS-based cancer panel."

From JPMorgan, "The of AMP was once again focused on cancer, including the growing use of pan cancer panels as well as the use of NGS more broadly and an evolving reimbursement landscape.  Molecular testing for infectious disease is less controversial and widely accepted today, while NGS is rapidly being adopted by the pathology community, particularly for multi-gene panels as noted in a range of presentations, posters and discussions with labs, which all highlighted the desire of clinicians to use NGS for simultaneously evaluating multiple genes and mutations, moving away from one-off testing.  It is clear that NGS is positioned to be a fast-growing segment in the industry for years to come.”

Our current challenge is to make sure that potential customers considering their alternatives for building out similar content understand the need to keep it comprehensive, accurate and complete.  And that they know who CollabRx is and what our capabilities are.

From a company development perspective, we are at the transition point between acquiring customers one at a time and a business development mode to moving to a broader based marketing and sales efforts for the GVA service.

Our other major product area is our Therapy Finders, which we have successfully piloted as a Web-based application for the past year on MedPage Today.  Our Therapy Finders are unique, interactive, easy-to-use apps with high-value content related to treatment strategies pertaining to molecular biomarkers applied to a variety of cancers.

Each of our four current Therapy Finders has been developed and updatee in consultation with an advisory board consisting of some of the nation's leading cancer clinicians and researchers.  The agreements that we announced with Cynvenio Biosystems in December and January are unique, in that they include both our GVA service and are Web-based Therapy Finder.

Cynvenio Biosystems is a cancer diagnostics company focused on transforming cancer treatment and management through the molecular analysis of tumor biomarkers in the bloodstream.  This expertise has resulted in two distinct product offerings, ClearID breast cancer monitoring program and LiquidBiopsy.  ClearID Breast Cancer, designed for use by patients and their physicians, is a cancer-detection and monitoring program that assesses 50 oncogenes for more than 4,500 genetic mutations using next-generation sequencing.

Cynvenio will be using the CollabRx GVA service for the base level interpretation of the NGS sequence.  In addition, patients and physicians who ordered the Cynvenio or ClearID Breast Cancer genomics blood test will receive an annual subscription to a customized version of the CollabRx Therapy Finders breast cancer app.

The ClearID test supports the proactive monitoring of breast cancer survivors at high risk of recurrence such as triple-negative patients.  CollabRx’s Breast Cancer Therapy Finder app is a Web-based decision-support tool that enables patients and their physicians to take into account the molecular aspects of a metastatic breast cancer tumor when determining a treatment plan. The Therapy Finder provides for a dynamic user environment to navigate and understand both the current standard of care and cutting-edge experimental therapy options with the goal of enabling patients to receive the best possible care. The subscription will include access to news and information to provided patient-oriented educational material on advances in breast cancer, medical and scientific research, risk factors for recurrence, monitoring and early detection. The Breast Cancer Therapy Finder is kept dynamically up-to-date and curated by CollabRx medical and scientific personnel with the support of an editorial board composed of independent breast cancer clinical experts.

The Therapy Finder for breast cancer is the most recent electronic decision-support application released by CollabRx, and is the first such app developed specifically for a patient user.  It complements existing Therapy Finders for lung cancer, colorectal cancer and melanoma.

We plan to use this experience within a controlled population of patients to refine our Breast Cancer Therapy Finder for a broader release in the year to all metastatic breast cancer patients and their caregivers.

Finally, we are well on our way towards the launch of CancerRx, a physician-oriented mobile under development with MedPage Today that will be launched early next quarter.  In addition to our four physician-oriented Therapy Finders, we will include other features within the mobile app, including the highly regarded real-time breaking medical news for healthcare professionals, supplied by MedPage Today

In the future, we plan to include additional features within the app, such as a biomarker drug reference tool based on our GVA service, meet-the-experts feature and a diagnostic reference tool.  All the features within the mobile app represent extremely high-value content, not readily available anywhere else in or on the Web and in many cases no place other than from CollabRx.

Our initial target users will be oncologists and pathologists and eventually patients, focusing on the molecular aspects of laboratory testing and therapy development, a foundation of precision oncology in which each patient's cancer treatment plan is individually tailored to reflect the genetic profile of their tumor.

Over time, we expect that this app will service comprehensive point-of-care resource for physicians and patients to obtain highly credible expert-guided and dynamically updated information to guide cancer treatment planning.

A division of leading digital health and wellness media company Everyday Health, MedPage today reaches over one-third of all U.S. physicians, including 96 percent of all oncologists.  The agreement opens up a new primary channel to support both, our near-term growth and our long-term strategy to build a knowledge franchise in molecular medicine for practicing physicians and patients.

We believe this app will be a major advance in fight against cancer by making large scale thought leader medicine truly accessible to patients and physicians in the complex area of molecular oncology.

We continue to build momentum with our lab partners and with innovative approaches to the markets we serve.  We are in a strong position in the market poised for explosive growth and whose need is becoming more apparent every day.  Our value proposition and superior product offerings are proven with every new agreement that we signed and the impending launch of our mobile CancerRX association with MedPage Today promises to serve both, doctors and patients that face the challenges of planning treatment of advanced cancers with the same information that is available to leading experts in major metropolitan cancer centers.

I do not believe that CollabRx is fairly valued in the public markets today, but I think that will begin to change now that we are moving ahead with executing our commercial strategy, generating recurring revenue, signing on leading customers, launching new products and increasing investor awareness.

Last week, I wrote a check to pick up 30,417 CollabRx shares that were granted me some time ago as restricted stock units.  The check was for the taxes applicable to that purchase and was a significant amount of money.  I wholeheartedly believe that our best days are ahead of us and I truly appreciate the support the company has received from current shareholders and interest from analysts and potential shareholders.

Thanks for your participation with us today and I would now be pleased to take questions from the audience.

Operator:
Thank you, sir.  Ladies and gentlemen to ask a question please press star one, on your touch tone telephone.  If your question has been answered or you wish to remove yourself from the question queue, please press the pound key. Again to ask a question press star one on your touch tone telephone.  That's star one on your touch tone telephone to ask a question.

Our first question comes from Juan Noble of Taglich Brothers.  Your line is open.

Juan Noble:	That was very helpful. I was just wondering if you could help us understand the pricing structure that goes into your agreements, particularly the price recovery in GVA. If you could give us an illustration in dollar terms how you would scale the auto and what the potential of these near-term for several of these contracts might be?

Thomas Mika:	Juan, I would be happy to. In and approaching the pricing for our GVA service, we wanted to accomplish two significant goals. One was as diagnostic companies face this make or buy decision, we didn't want to price is too high, because in that even these companies may decide in fact to do it in-house rather than to use our service.

The second principle was that we wanted some means to capture the forward growth of this market in terms of the explosion of tests that are likely to occur, so we keep the initial fees for signing on to our service pretty low and they involve primarily the costs associated with integrating at two different levels with our service.  One is a simple portal to upload files.  Another is a fully implemented application programming interface that involves some amount of technical coordination between our customers and ourselves.  That's currently in the range all $25,000 to $50,000 for that integration service, plus about one year's, let's call it, maintenance on the service, since we can anticipate additional costs from increased servers and so on.

On a per test basis, we've been able to maintain a price for broad cancer, multi-gene panels in the range of $100 to $150, depending on the volume. That's the price that we established and have reestablished several times with customers.

We believe that for now, with the market just beginning, that is a fair price.  Although, we actually believe that the value in terms of the interpretation that we provide has a much greater percentage of the overall price that a laboratory would get for its testing service in oncology, but we will deal with that issue in later years. I think that combination of investment to sign on combined with a low test fee, which we can accomplish because of the scale that our systems offer, allows us to bring in more labs and capture the upside when it's available.

Juan Noble:	That's very helpful. Just one follow-up question here, when you are talking about scale, well, let's says, in the first year of the contract. You are talking about scale. Roughly how many tests would you expect to all parse to your house?

Thomas Mika:	Yes. So, we haven't done the net estimate, Juan, but let me give you the reference of Foundation Medicine, who is definitely the pioneer in this space and who is at least a year to two years ahead of other labs.

In their first year of offering the FoundationOne test, Foundation Medicine processed about 4,000 samples.  The analyst research on Foundation Medicine suggests that their testing rate is increasing.  We think that the labs that are going to be entering this market and competing with Foundation Medicine for broad cancer panels are probably expecting similar kinds of test volumes, since NGS testing in ontology is growing at about 100 percent per year. but we are largely relying on the numbers that are coming from Foundation Medicine to validate that.  Let me just asked Gavin Gordon if he has got anything to offer on that.

Gavin Gordon – Vice President, Business Development & Strategic Alliances

No.  Nothing to add there, Tom, I think another way to look at the market is just what leading analysts are thinking would be the number of cancer patients who would get tested, which is increasing.  As the price continues to drop for the testing, we think testing would approach or be close to 100 percent and that's a much larger number.  But the ramp to get there is still very much uncertain in the industry.

Thomas Mika:	Just to put some numbers around that, there are 1.6 million new cancer patients diagnosed each year with 12 million people currently in the United States having been diagnosed and living with cancer..

Juan Noble:	OK. Good. That's very helpful, Tom. Thanks very much for your help. Let's do this later on offline.

Thomas Mika:	OK. Juan.

Operator:	Thank you. Our next question comes from Alex West of Garden Capital Partners. Your line is open.

Alex West:	Looks like you guys are there commercially. I would like to learn how and when things ramp or meaningful increase from this $56,000, which is a beginning as it increased sales people. I have a follow-up as well.

Thomas Mika:	Yes. Alex, I do think we are going to be moving here very soon from a business development mode to a marketing and sales activity. That that doesn't necessarily mean a large scale sales force, but it does mean some more directed marketing activity and some sales activity at least at a national accounts level. What we have done and what Gavin has done is really focused on the largest of the commercial and reference labs, which we know are entering the oncology space. And you would expect us to start there, because those are the labs that are going to be generating the highest volume.

Having said that, one agreement that I didn't cover, but I will in our next conference call and I can refer you to our press release, is an agreement that we just signed with a major pathology lab in the Pacific Northwest that serves a number of hospitals there and I think that that's going to be an important agreement for us and our other pathology labs around the country that we would be targeting.

One thing that's important to consider is that there are a number of hospitals who have told us and told others that they intend to sequence just about every patient that walks through the door that is a cancer patient.  The reason for that is that they believe that if targeted therapies are available and offered to their patients quickly, that is earlier than they would otherwise, that they may be able to avoid some very costly chemotherapy resection and so on that is standard of care by moving to some of these more targeted therapies, so it's to be seen whether that's truly going to happen, but that is what we are hearing both, from labs and hospitals directly.

Alex West:	Thank you. I did have a follow-up question. I am just trying to understand where breakeven is for the company and you can conceivably get there in the new fiscal year.

Thomas Mika:	Breakeven is around $4 million in revenue, somewhere between $4 million and $4.5 million in revenue. All of our expenses are basically salaries, but we had covered this before. We have about $3 million per year and in salaries we have got about $1 million in public company costs and I don't expect expenses to increase except very much on the margin.

Is it conceivable that we could get to cash breakeven in our coming fiscal year?  I have to answer yes, but with the caveat that we don't give guidance, so I am not giving firm guidance on that, but I am saying that it is feasible that we could do so.

Alex West:	Thank you.

Thomas Mika:	You're welcome.

Operator:	Thank you. Again to ask a question press star one on your touch tone telephone. That's star one on your touch tone telephone to ask a question.

Our next question comes from Michelle Stone of (Harold) Capital.  Your question please?

(Michelle Stone):	Thank you. What percentage of revenue do you think the Web and mobile Therapy Finders can be in the next fiscal year as well as during the next five years?

Thomas Mika:	That's an excellent question. We think that the Therapy Finders, in the coming fiscal year could be in the area of between 25 percent and 50 percent of our total revenue. I think going forward a couple years, I would still maintain about 50 percent of revenue model of between Therapy Finders and the GVA.

At some point those two products are going to converge in a way that we believe is synergistic for both of them.  For example, the Therapy Finders, as they become available particularly on our mobile app to treating physicians, we think that will help generate revenue from our GVA service, if not directly from the diagnostic labs, possibly from individual users might use our GVA service.

The other thing to keep in mind, although it's much longer term,  is that the actual use of each of the tools that we have developed,we believe, generates data that is going to be valuable in other contexts either to analysts or to pharma on the product development or drug development side, medical affairs side, or on the marketing side in terms of directing detailing efforts to particular groups and physicians.

What we have not done is, because that's really very speculative is figured that into what our long-term revenue outlook might look like.  Michelle, does that answer your question?

(Michelle Stone):	Yes. It does. Thank you.

Thomas Mika:	You are welcome.

Operator:	Thank you, and as there appear to be no further questions in queue at this time, that does conclude our Q&A session and our call for the day. Thank you for your participation. You may disconnect your lines at this time. Have a great day.

END